Consent of Independent Accountants



To the Board of Directors of
Strong Institutional Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of Strong Institutional Funds, Inc. on Form N-1A of our report dated April 8, 1998 on our audits of the financial statements and financial highlights of Strong Institutional Bond Fund (a series of Strong Institutional Funds, Inc.), which report is included in the Fund's Annual Report to Shareholders for the period ended February 28, 1998, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
April 28, 1998

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